Exhibit 99.1

FERRELLGAS PARTNERS, L.P. ANNOUNCES

BOARD UPDATES AND SUCCESSION PLANNING DEVELOPMENTS

Liberty, MO., May 28, 2026 (GLOBE NEWSWIRE) – Ferrellgas Partners, L.P. (OTC: FGPR) (“Ferrellgas” or the “Company”) today announced updates to its board of directors and progress in its long-term succession planning, marking another milestone in the Company's strategic transformation.

As previously disclosed, last fall Ferrellgas successfully renewed and extended its Credit Agreement and completed the refinancing of its Senior Notes due 2026, addressing near-term maturities. In addition, in March, the Company completed the conversion of all outstanding Class B Units into Class A Units. These critical transactions provided the Company with greater financial flexibility, enhanced liquidity, and a more simplified capital structure providing a more stable foundation for future growth.

Building on these achievements, the Company is pleased to announce the appointment of Andrew Safran to its Board of Directors, effective May 21, 2026. Mr. Safran brings more than three decades of investment banking and private equity experience, with a deep specialization in natural resources and energy infrastructure, further enhancing the Board’s depth of expertise.

In addition, the Company is pleased to announce that Pamela A. Breuckmann has been appointed Vice Chair of the Board, effective May 22, 2026. Ms. Breuckmann’s elevated role reflects her significant contributions to the Company, her deep institutional knowledge, and her important role in advancing the Company’s governance and succession planning initiatives.

Jim Ferrell will continue to serve as Chairman of the Board. A titan of the propane industry, Mr. Ferrell’s legacy is defined by his visionary leadership over more than six decades. Since assuming leadership of the family business in 1965, he transformed a small, local operation into a Fortune 1000 company and one of the largest propane retailers in the United States. His contributions to the industry are unparalleled, having served as President of the World LP Gas Association and as an inaugural inductee into the LP Gas Hall of Fame. His commitment to innovation and employee ownership remains the cornerstone of the Ferrellgas culture.

“These actions reflect meaningful progress across multiple dimensions of our business,” said Jim Ferrell, Chairman of the Board. “We have strengthened our balance sheet, simplified our structure, and enhanced our leadership. Andrew brings decades of leadership experience across the energy, infrastructure, and financial sectors, and we are pleased to welcome him to the Board. In addition, Pamela’s appointment as Vice Chair reflects her deep commitment to the Company and her strong contributions to the Board over many years.”

“These announcements represent another important step in the continued evolution of our governance and leadership structure,” said Tamria Zertuche, President and CEO. “Following the successful completion of several key financial and capital structure initiatives, we remain focused on positioning Ferrellgas for long-term success.”

About Ferrellgas

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico. Its Blue Rhino propane exchange brand is sold at over 64,000 locations nationwide. Ferrellgas employees indirectly own 1.1 million Class A Units of the partnership, through an employee stock ownership plan. Ferrellgas Partners, L.P. filed an Annual Report on Form 10-K for the fiscal year ended July 31, 2025, with the Securities and Exchange Commission on October 15, 2025. Investors can request a hard copy of this filing free of charge and obtain more information about the partnership online at www.ferrellgas.com. For more information, follow Ferrellgas on Facebook, X, LinkedIn, and Instagram.

Cautionary Note Regarding Forward-Looking Statements

Statements included in this release concerning current estimates, expectations, projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are forward-looking statements as defined under federal securities laws. These statements often use words such as “anticipate,” “believe,” “intend,” “plan,” “projection,” “forecast,” “strategy,” “position,” “continue,” “estimate,” “expect,” “may,” “will,” or the negative of those terms or other variations of them or comparable terminology. A variety of known and unknown risks, uncertainties and other factors could cause results, performance, and expectations to differ materially from anticipated results, performance, and expectations, including the effect of weather conditions on the demand for propane; the prices of wholesale propane, motor fuel and crude oil; disruptions to the supply of propane; competition from other industry participants and other energy sources; energy efficiency and technology advances; significant delays in the collection of accounts or notes receivable; customer, counterparty, supplier or vendor defaults; changes in demand for, and production of, hydrocarbon products; inherent operating and litigation risks in gathering, transporting, handling and storing propane; costs of complying with, or liabilities imposed under, environmental, health and safety laws; the impact of pending and future legal proceedings; the interruption, disruption, failure or malfunction of our information technology systems including due to cyber-attack; economic and political instability, particularly in areas of the world tied to the energy industry, including the ongoing conflicts between Russia and Ukraine and in the Middle East; disruptions in the capital and credit markets, related to the evolving global tariff environment or otherwise; and access to available capital to meet our operating and debt-service requirements. These risks, uncertainties, and other factors also include those discussed in the Annual Report on Form 10-K of Ferrellgas Partners, L.P., Ferrellgas, L.P., Ferrellgas Partners Finance Corp., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2025, and in other documents filed from time to time by these entities with the Securities and Exchange Commission. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are made only as of the date hereof. Ferrellgas disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Contacts

Investor Relations – InvestorRelations@ferrellgas.com